Exhibit 99.1

Abatix Corp. Reports Operating Results for Third Quarter 2005

          DALLAS, Nov. 8 /PRNewswire-FirstCall/ -- ABATIX CORP. (Nasdaq: ABIX) today announced net sales of $20,148,000 for the third quarter of 2005 increased 40% from net sales of $14,409,000 in 2004 and net earnings of $981,000 or $.57 per share for the third quarter of 2005 increased from net earnings of $283,000 or $.17 per share in 2004.  Sales in the first nine months of 2005 of $50,903,000 increased 31% from 2004 net sales of $38,845,000 and net earnings of $1,529,000 or $.89 per share in 2005 increased from net losses of ($40,000) or ($.02) per share in 2004.  The increase in sales for 2005 is primarily attributable to sales to restoration customers in response to weather related events in the Gulf Coast region and California, the improvement in the manufacturing and construction markets as the U.S. economy continues to grow, and inflationary pressure on certain products causing increased selling prices.  The increase in profitability is primarily attributed to the higher sales volume without a corresponding increase in general and administrative costs, a substantial portion of which are classified as fixed costs.

          Mr. Terry Shaver, CEO, stated, “Our thoughts and prayers go out to the people impacted by Hurricanes Katrina, Rita and Wilma.  Our people, along with a matching contribution from the Company, contributed over $20,000 to victims of the hurricanes.  In addition, the Company contributed product to help in the relief efforts.  We are also very proud of all our team members as they went beyond the call of duty to help customers who were responding to the effects of the hurricanes.”

          Mr. Shaver continued, “We are pleased with the improvements that have been made in all our markets and remain hopeful that the economy will remain stable or improve so spending in these markets will continue.  The positive impact on our business in the third quarter from the 2005 hurricanes has surpassed the same period impact from the 2004 hurricanes in Florida.  While the impact from the hurricanes has continued in to the early part of the fourth quarter, we are not able to determine the extent of the financial impact these hurricanes will have on our business, nor are we able to predict how long the financial impact will last.

          This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Abatix Corp.  Such statements involve a number of risks and uncertainties including, without limitation, occurrence and timing of natural disasters, global, national and local economic and political conditions; changes in laws and regulations relating to the Company’s products and the import of such products; market acceptance of new products, existence or development of competitive products the Company represents as a distributor that outperform current product lines or are priced more competitively; inability to hire and train quality people or retain current employees; changes in interest rates; the financial status of key customers and vendors; efforts to control and/or reduce costs; or the Company’s success in the process of management’s assessment and auditor attestation of internal controls, as required by the Sarbanes-Oxley Act of 2002.  We do not undertake any obligation to publicly update forward-looking statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law or regulation.

          ABATIX CORP. is a full line supplier to the construction tool, industrial safety, environmental and homeland security industries.  The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada.  These distribution centers serve customers throughout the Southwest, Midwest, Pacific Coast, Alaska and Hawaii.  More information about the Company can be found on the Abatix web site at http://www.abatix.com.

ABATIX CORP.
SELECTED FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Net sales	$20,148,247	$14,408,758	$50,902,723	$38,845,084
Cost of sales	(14,179,030)	(10,453,408)	(36,402,311)	(28,334,197)
Gross profit	5,969,217	3,955,350	14,500,412	10,510,887
Selling, general and administrative expenses	(4,342,922)	(3,438,832)	(11,835,171)	(10,369,524)
Operating profit (loss)	1,626,295	516,518	2,665,241	141,363
Other expense, net	(93,413)	(67,306)	(228,578)	(167,385)
Earnings (loss) before income taxes	1,532,882	449,212	2,436,663	(26,022)
Income tax (expense) benefit	(551,534)	(166,600)	(907,287)	(14,157)
Net earnings (loss)	$981,348	$282,612	$1,529,376	$(40,179)
Basic and diluted earnings (loss) per share	$.57	$.17	$.89	$(.02)
Basic and diluted weighted average shares outstanding	1,711,148	1,711,148	1,711,148	1,711,148

	As of:

	September 30, 2005	December 31, 2004

Current assets	$24,576,096	$17,834,187
Total assets	$26,005,527	$19,271,924
Current liabilities	$15,468,657	$10,305,708
Total liabilities	$15,509,935	$10,305,708
Total stockholders’ equity	$10,495,592	$8,966,216

SOURCE  Abatix Corp.
          -0-                              11/08/2005
          /CONTACT:  Frank Cinatl of Abatix Corp., +1-888-ABATIX-X, or +1-888-222-8499, or fcinatl@abatix.com /
          /Web site:  http://www.abatix.com /
          (ABIX)